ELECTROGLAS TO TRANSITION TO OVER-THE-COUNTER BULLETIN BOARD

SAN JOSE, CALIFORNIA – March 20, 2009 - Electroglas, Inc. announced today that it has received notification that the Company’s securities will be delisted from The NASDAQ Stock Market, effective with the open of business on Monday, March 23, 2009.  The delisting follows the withdrawal by the Company of its request to appeal the determination of the NASDAQ Listing Qualifications Staff to delist the Company’s common stock based upon the Company’s non-compliance with the $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, which was previously disclosed by press release on February 4, 2009.  The Company’s decision to withdraw its request for a hearing followed the Company’s determination that it would not likely by in a position to evidence compliance with NASDAQ’s continued listing standards within the timeframe provided by NASDAQ rules.

The Company anticipates that its securities will begin trading on the Over-the-Counter Bulletin Board (the “OTCBB”), an electronic quotation service maintained by the Financial Industry Regulatory Authority (or FINRA), effective with the open of business on Monday, March 23, 2009.  The Company’s shares will continue to trade on the OTCBB under the symbol EGLS.  However, it is the Company understanding that, for purposes of Yahoo!® Finance, investors may obtain information regarding the Company by keying EGLS.OB.

About the OTCBB

The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over the counter equity securities. An over the counter equity security generally is any equity that is not listed or traded on a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, ADRs, and Direct Participation Programs.  More information is available at http://www.otcbb.com.

Investor and Shareholder Contact:
Electroglas, Inc.
Tom Brunton
CFO
(408) 528-3300
tbrunton@electroglas.com